Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR SHARES
BY
Armor Defense Systems, Inc.
OF
UP TO $1,542,441.38 IN VALUE OF SHARES OF THE SUBJECT COMPANY'S COMMON STOCK
IN A ONE-FOR-ONE SHARE EXCHANGE

THE
OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 27, 2012, UNLESS
THE OFFER IS EXTENDED.

Armor Defense Systems, Inc., a Delaware corporation ("Armor Defense Systems," "we," or "us"), is offering to purchase up to $1,542,441.38 in value of shares ("shares") of the common stock, $0.001 par value per share ("common stock") of American Defense Systems, Inc. (the “Subject Company”) in a cashless, tax-free share exchange upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer").

We are offering to purchase up to $1,542,441.38 in value of shares in the Offer. On the terms and subject to the conditions of the Offer, we will purchase up to 55,087,192 shares of the Subject Company in a cashless, tax-free one-for-one share exchange.

The Offer is conditioned on a minimum of 90% of the outstanding shares of the Subject Company being tendered.

The shares are listed and traded on the Over-the-Counter Bulletin Board (the "OTCQB") under the symbol "ADFS." On June 12, 2012, the last full trading day before the announcement of the Offer, the last reported sale price of our common stock on the OTCQB was $.028 per share. On June 12, 2012, the most recent practicable date before the printing of this document, the reported closing price of the shares on the OTCQB was $.028 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 7.

Neither Armor Defense Systems nor Direct Transfer, LLC (the “Depositary”) makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.

You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

You may direct questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Chief Executive Officer of Armor Defense Systems, Inc.

Offer to Purchase, dated June 13, 2012

IMPORTANT

If you desire to tender all or any portion of your shares, you must do one of the following before the Offer expires:

●	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you;

●
if you hold certificates or Direct Registration System ("DRS") shares in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares, or the number of DRS shares you wish to tender and any other documents required by the Letter of Transmittal to Direct Transfer, LLC, the Depositary for the Offer;

●	if you are an institution participating in The Depository Trust Company ("DTC"), you must tender your shares according to the procedure for book-entry transfer described in Section 3; and

●
if you are a holder of vested options to purchase shares under our equity incentive plans, you may exercise your vested options and tender any of the shares issued upon exercise in accordance with the terms of the Offer.

If you want to tender your shares, but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

To tender shares properly, other than shares registered in the name of a broker dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the purchase price or prices at which you should tender your shares. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in the Offer to Purchase. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our Board of Directors or the Depositary.

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		1
FORWARD-LOOKING STATEMENTS		5
INTRODUCTION		6
THE TENDER OFFER		7
1	Number of Shares; Purchase Price; Proration	7
2	Purpose of the Tender Offer; Certain Effects of the Tender Offer	7
3	Procedures for Tendering Shares	8
4	Withdrawal Rights	12
5	Exchange of Shares	13
6	Conditional Tender of Shares	14
7	Price Range of Shares	14
8	Source of Shares	15
9	Legal Matters: Regulatory Approvals	15
10	Certain Information Concerning Armor Defense Systems	15
11	Material U.S. Federal Income Tax Consequences	15
12	Extension of the Tender Offer; Termination; Amendment	17
13	Fees and Expenses	18
14	Miscellaneous	18

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights only certain material information that can be found elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

Armor Defense Systems, Inc. is offering to purchase in a cashless tax-free share exchange up to $1,542,441.38 in value of its common stock However, we expressly reserve the right, in our sole discretion, to purchase additional shares pursuant to the Offer, subject to applicable law. See Section 1.

How many shares will we purchase in the Offer?

We are offering to purchase up to $1,542,441.38 in value of shares.  The Offer is conditioned on minimum of 90% of the issued and outstanding shares of the Subject Company being tendered.  See the Introduction and Section 1.

How will you pay for the shares?

The maximum aggregate value of the purchase price of shares purchased in the Offer will be $1,542,441.38. We expect to fund the purchase of shares in the Offer with available cash on hand.  See Section 5.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire upon the earlier of (i) 90% of the issued and outstanding shares of the Subject Company being tendered or (ii) on July 27, 2012, at 5:00 p.m., New York City time, unless we extend it (the time of expiration of the Offer is referred to as the "Expiration Time"). We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long we will extend the Offer. See Section 1 and Section 12. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline, for administrative reasons, for you to act to instruct them to tender shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will also issue a press release if we materially amend the terms of the Offer. See Section 12.

Assuming the minimum number of shares is tendered, will Armor Defense Systems as a public company?

No. Armor Defense Systems will initially be a private company but plans to take all necessary action to register its shares with the SEC as soon as is practical.  We believe that Armor Defense Systems will not be required to raise any funds in order to accomplish this goal but, rather, will be able to fund it from the ongoing revenues of the business.  However, there can be no guaranty that this will be the case.

Have other shareholders of the Subject Company indicated any intent with respect to this Offer?

Armor Defense Systems and its affiliates currently comprise approximately 55% of the issued and outstanding shares of the Subject Company.  Each of these shareholders has indicated that it will tender its shares as part of the Offer.

What is the intent of Armor Defense Systems with the respect to the business and operations of the Subject Company?

We believe that the Offer will provide significant long-term value to all shareholders of the Subject Company. While we believe that our shares have potential for significant appreciation over the long-term, we also recognize that future results may differ significantly from our expectations. In that regard, future events, such as deterioration in existing economic conditions or adverse effects on operations and the financial stability of the Company, could adversely affect our ability to fully implement our strategy and create value for our shareholders.

Potential Benefits of the Offer to Shareholders.    We believe that the Offer will allow us to return significant capital appreciation to the shareholders of the Subject Company.  Our Board of Directors and the Majority Shareholders of the Subject Company, have determined that the Offer is a prudent use of our financial resources, and re-establishes the rights of Shareholders.  We will look to cut costs dramatically by reducing the wastefulness spending of legal and accounting fee's, inappropriate Board of Director fees, non performing employees, and many other non-beneficial fees and costs the Subject Company continues to spend.  This reduce cost structure will allow the new Board to implement a new strategy that will help enable the Subject Company to again be profitable.  The new Bylaws and Articles of Incorporation will protect all Shareholders by incorporating their Rights that include: written consents, the ability to remove board members, only majority and not super majority threshold, and no adverse action can be taken against Shareholders without their majority consent.  We believe these actions are a necessity for the needs of our business and delivering the most value to our current and any future shareholders.

Potential Risks and Disadvantages of the Offer to Shareholders.    The Offer also presents some potential risks and disadvantages to shareholders which include the following:

●
The Offer will reduce the initial liquidity of your shares, as the transaction will take the Subject Company private. We will still be a reporting company under Section 12 of the Securities and Exchange Act of 1934 and our plan is on re-enstating the Company on an exchange in the near future.  Until that time, the shares will have a limited market for re-sale.

●
Upon the completion of the Offer, shareholders will not realize any dilution as the shareholder capital structure of Armor Defenses Systems is is the same capital structure as the Subject Company. The share exchange is a one-to-one ratio which will not increase or decrease the ownership interest in the Company. However, there can be no assurance that we will not issue additional shares in the future which could have the effect of decreasing the relative ownership interests of such non-tendering shareholders.

Certain Effects of the Offer.  After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will provide us with adequate financial resources that will improve business operations.

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights will be available to you in connection with the Offer. However, you will be entitled to seek appraisal rights in connection with the Merger if you do not tender Shares in the Offer and do not vote in favor of (or consent in writing to) the Merger, subject to and in accordance with Delaware law.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on July, 27 2012, or any later time and date to which the Offer may be extended.

●
if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you prior to the Expiration Time or comply with the guaranteed delivery procedure outlined in Section 3;

●
if you hold certificates or DRS shares in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares, or the amount of DRS shares you wish to tender, and any other documents required by the Letter of Transmittal to Direct Transfer, LLC, the Depositary for the Offer;

●	if you are an institution participating in DTC, you must tender your shares according to the procedure for book-entry transfer described in Section 3; and

●
if you are unable to deliver the certificates for the shares or the other required documents to Direct Transfer, LLC or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

How do holders of vested stock options for Shares participate in the Offer?

If you hold vested but unexercised options to purchase our common shares, you should be able to exercise such options in accordance with the terms of the applicable equity incentive plans and your awards and tender the common shares received upon such exercise in accordance with this Offer. You should evaluate this Offer carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by us described in Section 1. See Section 3. An exercise of a stock option cannot be revoked even if all or a portion of the common shares received upon the exercise and tendered pursuant to the Offer are not purchased by us for any reason. If your stock awards have vested you should follow the above instructions applicable to shares held by a broker or shares held in your own name, as applicable to you. Holders of unvested stock options or stock awards may not tender shares or shares represented by such interests unless they are fully vested. We strongly recommend that you discuss the Offer with your tax advisor or broker.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time prior to the Expiration Time. If we have not accepted for payment the shares you have tendered, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on July 27, 2012. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw tendered shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares, and such other details as may be required. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your shares.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not pay brokerage commissions or similar expenses. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that nominee tenders your shares on your behalf, that nominee may charge you a fee. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

The receipt of our shares in exchange for the securities of the Subject Company pursuant to the Offer or Merger will not be a taxable transaction for U.S. federal income tax purposes.  For U.S. federal income tax purposes, a U.S. holder of Securities generally will not recognize gain or loss upon the sale of securities.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Whom may I talk to if I have questions?

If you have any questions regarding the Offer, please contact Dale S. Scales, the Chief Executive Officer of Armor Defense Systems, Inc., at (919) 389-8321.  If you have any questions regarding tender your shares, please contact Eddie Tobler with the Depository at (919) 481-4000.

FORWARD-LOOKING STATEMENTS

 Some of the statements in this document, as well as certain statements incorporated by reference herein, constitute "forward-looking statements." These forward-looking statements include, but are not limited to, statements regarding the number of shares that we may purchase in the Offer, the amount of cash to be used in the Offer, the price range of our proposed purchase and the date on which we will announce the final results of the Offer or pay for tendered shares. Although we believe the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.

The words "anticipate," "believe," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "will," "should" and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Such statements reflect our management's current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. We will not update these forward-looking statements, even though its situation may change in the future. Whether actual results will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to risks and uncertainties relating to:

●	the impact of general economic conditions in the United States or in specific markets in which we do business;

●	fluctuation in exchange rates and currency values;

●	our capital expenditure requirements;

●	legislative or regulatory requirements;

●	additional exposure to tax liabilities;

●	the profitability of certain product lines, capital expenditures and future liquidity;

●	the acceptance of our new training programs and products in the marketplace;

●	the price at which we ultimately determine to purchase shares in the Offer and the number of shares tendered in the Offer;

●
the price and time at which we make any additional share repurchases following completion of the Offer, the number of shares acquired in such repurchases and the interest rate on any indebtedness incurred to fund such repurchases;

●	conducting operations in a competitive environment and a changing industry;

●	our ability to finance current operations and growth initiatives;

●	economic, legal and political issues associated with its international operations; and

●	our ability to maintain effective internal control over financial reporting.

INTRODUCTION

To the Holders of our Common Shares:

We invite our shareholders to tender shares of our common stock, $0.001 par value per share, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to $1,542,441.38 in value of the Subject Company’s shares in a cashless tax-free share exchange.

The Offer will expire at 5:00 p.m., New York City time, on July 27, 2012, unless extended as described in Section 15.

We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the "odd lot" priority, proration or conditional tender provisions to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1.

Tendering shareholders whose shares are registered in their own names and who tender directly to Direct Transfer, LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 5, stock transfer taxes on the purchase of shares by us in the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

In addition, holders of vested but unexercised options to purchase shares outstanding under our stock option plans may exercise those options and tender some or all of the shares issued upon such exercise. Holders of stock awards may not tender shares or shares represented by such interests unless they are fully vested.

The Offer is conditioned upon a minimum of 90% of the issued and outstanding shares of the Subject Company being tendered.

Neither our Board of Directors nor the Depositary makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which shareholders may choose to tender their shares. We have not authorized any person to make any recommendation. Shareholders should carefully evaluate all information in the Offer and should consult their own investment and tax advisors. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

THE TENDER OFFER

1.    Number of Shares; Purchase Price; Proration

General.    Upon the terms and subject to the conditions of the Offer, we will purchase $1,542,441.38 in value of shares of the Subject Company’s common stock through a tax-free one-for-one share exchange.

The term "Expiration Time" means 5:00 p.m., New York City time, on July 27, 2012, unless we extend the period of time during which the Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration, except for "odd lots." The proration and withdrawal rights also expire on the Expiration Time.

The Offer is conditioned upon a minimum of 90% of the issued and outstanding shares of the Subject Company being tendered.

Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than Odd Lot Holders, at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until at least four business days the required minimum of 90% of the shares have been tendered, if they are. The preliminary results of any proration will be announced by press release promptly following the completion of the tender offer.

As described in Section 11, the number of shares that we will purchase from a shareholder in the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such shareholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.    Purpose of the Tender Offer; Certain Effects of the Tender Offer

We believe that the Offer will provide significant long-term value to all shareholders of the Subject Company. While we believe that our shares have potential for significant appreciation over the long-term, we also recognize that future results may differ significantly from our expectations. In that regard, future events, such as deterioration in existing economic conditions or adverse effects on operations and the current financial stability of the Company, could adversely affect our ability to fully implement our strategy and create value for our shareholders.

Potential Benefits of the Offer to Shareholders.    We believe that the Offer will allow us to return significant capital appreciation to the shareholders of the Subject Company.  Our Board of Directors and the Majority Shareholders of the Subject Company, have determined that the Offer is a prudent use of our financial resources, and re-establishes the Rights of Shareholders.  We will look to cut costs dramatically by reducing the wastefulness spending of legal and accounting fee's, inappropriate Board of Director fees, non performing employees, and many other non-beneficial fees and costs the Subject Company continues to spend.  This reduced cost structure will save the Company approximately over $1M a year, saving the Company 30% to 40% dilution of its shares by acting as a non-dilutive investment, which will allow the new Board to implement a new strategy that will help enable the Subject Company to again be profitable. The new Bylaws and Articles of Incorporation will protect all Shareholders by incorporating their Rights that include: written consents, the ability to remove board members, only majority and not super majority threshold, and no adverse action can be taken against Shareholders without their majority consent.  We believe these actions are a necessity for the needs of our business and delivering the most value to our current and any future shareholders.

Potential Risks and Disadvantages of the Offer to Shareholders.    The Offer also presents some potential risks and disadvantages to shareholders which include the following:

The Offer will reduce the initial liquidity of your shares, as the transaction will take the Subject Company private. We will still be a reporting company under Section 12 of the Securities and Exchange Act of 1934 and our plan is on re-instating the Company on an exchange in the near future.  Until that time, the shares will have a limited market for re-sale.

Upon the completion of the Offer, shareholders will not realize any dilution as the shareholder capital structure of Armor Defenses Systems is the same capital structure as the Subject Company. The share exchange is a one-to-one ratio which will not increase or decrease the ownership interest in the Company. However, there can be no assurance that we will not issue additional shares in the future which could have the effect of decreasing the relative ownership interests of such non-tendering shareholders.

Certain Effects of the Offer.    After the Offer is completed, we believe that our anticipated financial condition, from cost reduction, cash flow from operations and access to capital will provide us with adequate financial resources that will improve business operations.

3.    Procedures for Tendering Shares

Valid Tender.    For a shareholder to make a valid tender of shares under the Offer:

(i)	the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Time:

●
a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an "agent's message" (see "Book-Entry Transfer" below) and any other required documents; and

●
either certificates representing the tendered shares, or confirmation of the amount of DRS Shares you wish to tender or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see "Book-Entry Transfer" below); or

(ii)   the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares pursuant to the Offer must check the box in the section of the Letter of Transmittal captioned "Shares Tendered Under the Tender Offer". A tender of shares will be valid only if one, and only one, of these boxes is checked on the Letter of Transmittal.

Odd Lot Holders must tender all of their shares and also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Book-Entry Transfer.    For purposes of the Offer, the Depositary will establish an account for the shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of shares by causing DTC to transfer those shares into the Depositary's account in accordance with DTC's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent's message and all other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary's account at DTC is referred to herein as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures will not constitute delivery to the Depositary.

The term "agent's message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgment from the participant tendering shares through DTC that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.    The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through DTC's system, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance for at least 2% of the current market value. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for shares if:

●
the "registered holder(s)" of those shares sign(s) the Letter of Transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

●	those shares are tendered for the account of an "eligible institution."

A "registered holder" of tendered shares will include any shareholder registered on the books of the Company's transfer agent, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid.

In all cases, payment for shares tendered and accepted for payment in the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at DTC as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), or an agent's message, in the case of a book-entry transfer and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholders. If delivery is by mail, registered mail with return receipt requested, properly insured for at least 2% of the current market value, is recommended.

Guaranteed Delivery.    If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be affected if all the following conditions are met:

●	your tender is made by or through an eligible institution;

●
a properly completed and duly executed Notice of Guaranteed Delivery (or a facsimile thereof), in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

●
the Depositary receives, at its address set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery (or a facsimile thereof), either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary's account at DTC together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent's message, and (2) all other required documents.

For these purposes, a "trading day" is any day on which the OTCQB is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Procedure for Stock Options.    Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the terms of the incentive plans and tender the shares received upon such exercise in accordance with the Offer. See "Valid Tender" above. Holders of vested but unexercised options to purchase shares should evaluate this Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options and the provisions for pro rata purchases by us described in Section 1. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise and tendered pursuant to the Offer are not purchased by us for any reason. We strongly recommend those holders to discuss the Offer with their tax advisor or broker prior to making any determination to exercise their options for purposes of tendering the underlying shares pursuant to the Offer.

Return of Unpurchased Shares.    The Depositary will return certificates for properly withdrawn or unpurchased shares promptly following the Expiration Time or the valid withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at DTC, the Depositary will credit the shares to the appropriate account maintained by the tendering broker/dealer participant at DTC in each case without expense to the shareholder.

Tendering Shareholders' Representations and Warranties; Tender Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to us that (a) such shareholder has a "net long position" in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (b) such tender of shares complies with Rule 14e-4.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the price to be paid for shares and the validity, form, eligibility (including time of receipt) and acceptance for payment of any shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form, or subject to any contractual restrictions on transfer, or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been properly made until all defects or irregularities relating thereto have been cured or waived. Neither Armor Defense Systems nor the Depositary will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Income Tax Backup Withholding; Information Reporting.    Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder in the Offer must be withheld and remitted to the Internal Revenue Service (the "IRS") unless the shareholder provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary (or other applicable withholding agent), certifies under penalties of perjury that this number is correct and that the shareholder is exempt from backup withholding or otherwise establishes an exemption. If the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the shareholder may be subject to certain penalties imposed by the IRS. Therefore, each tendering shareholder that is a U.S. Holder (as defined in Section 11) should complete and sign the Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding, unless the shareholder otherwise establishes to the satisfaction of the Depositary (or other applicable withholding agent) that the shareholder is not subject to backup withholding. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain shareholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 11)) are not subject to these backup withholding rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover page of this Offer to Purchase, or online at www.irs.gov.

In addition, the Depositary (or other applicable withholding agent) may be required to report to the IRS the payment of the Offer proceeds to non-exempt shareholders.

Shareholders are advised to consult their tax advisors regarding information reporting and possible qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption.

Withholding for Non-U.S. Holders.    Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary (or other applicable withholding agent) will deduct U.S. federal withholding taxes equal to 30% of the gross payments payable to such Non-U.S. Holder, unless the Depositary (or other applicable withholding agent) determines that a reduced rate of withholding is available under an applicable income tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8BEN (or a suitable substitute form) before payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8ECI (or a suitable substitute form) before payment is made. A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or a suitable substitute form) generally will be required to file a U.S. federal income tax return and, subject to any applicable tax treaty, generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 11 as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to a branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary (or other applicable withholding agent) will determine a shareholder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to valid certificates or statements concerning eligibility for a reduced rate of, or an exemption from, withholding (e.g., IRS Form W-8BEN (or a suitable substitute form) or IRS Form W-8ECI (or a suitable substitute form)) received from the Non-U.S. Holder unless facts and circumstances indicate that reliance is not warranted.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 11 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due. To obtain such a refund, a Non-U.S. Holder must file a U.S. federal income tax return with the IRS.

Non-U.S. Holders are advised to consult their tax advisors regarding the application of U.S. federal income tax withholding and information reporting, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

For a discussion of U.S. federal income tax consequences to tendering shareholders, see Section 11.

Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary's Call Center at (202) 521-3505. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates. Such shareholders must contact the Depositary by no later than June 30, 2012.

Certificates for tendered shares, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, or an agent's message, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to the Company; any such documents delivered to the Company will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

4.    Withdrawal Rights

Except as this Section 4 otherwise provides, you may withdraw shares that you have previously tendered under the Offer at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on July 27, 2012, unless such shares have already been accepted for payment by us as provided in the Offer. Except as this Section 4 otherwise provides, tenders of shares are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must:

●	be received in a timely manner by the Depositary at its address or at the facsimile number set forth on the back cover of this Offer to Purchase; and

●
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If you wish to withdraw tendered shares held in the ESPP, you must withdraw all such tendered shares.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. Neither Armor Defense Systems nor the Depositary will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.    Exchange of Shares

Upon the terms and subject to the conditions of the Offer, promptly following the completion of the tender offer assuming the required 90% threshold is achieved, we will issue the appropriate, pro rata number of shares of Armor Defense Systems to each shareholder of the Subject Company who tendered its shares as part of the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment and therefore for purchase, subject to the "odd lot" priority, proration and conditional tender provisions of the Offer, shares that are properly tendered at or below the purchase price, and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, exchange for shares tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:

●	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at DTC;

●	a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent's message; and

●	any other required documents.

We will pay for shares purchased by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders. We will be deemed to have purchased shares under the Offer following the last to occur of (i) acceptance for payment, (ii) final determination of the price and the proration factor and (iii) deposit of the aggregate purchase price for the shares.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly following the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until at least four business days after the Expiration Time.

Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the shares, to the tendering shareholder at our expense promptly following the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including by reason of any delay in making payment.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering shareholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. Also see Section 11 regarding U.S. federal income tax consequences for foreign shareholders.

6.    Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered pursuant to the Offer prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 11, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have shares sold pursuant to the Offer treated as a sale or exchange of such shares by the shareholder, rather than a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are advised to consult their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering shares.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Expiration Time, if, based on the purchase price determined in the Offer, more than $ 1,542,441.38in value of shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of Odd Lots, based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the tender will automatically be regarded as withdrawn and will be returned promptly after the Expiration Time, unless chosen by lot for reinstatement as discussed in the next paragraph.

7.    Price Range of the Shares

On June 12, 2012, the last full trading day before the announcement of the Offer, the last reported sale price of the Subject Company’s common stock on the OTCQB was $.028 per share. On June 12, 2012, the most recent practicable date before the printing of this document, the reported closing price of the shares on the OTCQB was $.028 per share. We urge shareholders to obtain a current market price for the shares before deciding whether to tender their shares.

8.    Source of Shares

Our intent is to purchase up to $1,542,441.38 in value of shares of our common stock. However, we expressly reserve the right, in our sole discretion, to purchase additional shares pursuant to the Offer, subject to applicable law.

9.    Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for shares is subject to the conditions set forth in Section 7.

10.   Certain Information Concerning Armor Defense Systems

Armor Defense Systems is a recently formed Delaware corporation.  It was formed solely for the purpose of this tender offer and has no operations.

The sole officer and directorof Armor Defense Systems is Dale S. Scales.  Mr. Scales have 23 years of experience as an international investment banker, private equity/venture capitalist, entrepreneur, money asset/ risk manager and a corporate finance strategist.  While working in the investment banking industry, he has lived in Japan and Germany for over eight years gaining experience in working and understanding governments, and their various agencies while appreciating and understanding their cultural and business customs.  For the last ten years, he has dealt specifically with private equity dealings in the United States, including public and private capital investments; corporate restructures, business acquisitions, risk analysis and corporate growth strategies for public and private companies.

11.   Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Securities whose Securities are exchanged for cash and contingent value rights in the Offer or Merger. This discussion is for general information only and is not tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of securities. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences described herein.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Securities that is:

●	a citizen or individual resident of the United States for U.S. federal income tax purposes;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions;

●
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons, as defined under Section 7701(a)(30) of the Code (“U.S. persons”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that a holder holds its Securities, and that a holder will hold its contingent value rights, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to holder of Securities in light of its particular circumstances, or that may apply to a Security holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), financial institutions, mutual funds, subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, holders that are not U.S. holders, controlled foreign corporations, passive foreign investment companies, certain expatriates, persons who hold Securities as part of a hedge, straddle, constructive sale, conversion or other integrated transaction and persons who acquired their Securities through the exercise of options or other compensation arrangements). In addition, this discussion does not address any aspect of state, local foreign, estate, gift or other tax law that may apply to Security holders.

If any entity that is treated as a partnership for U.S. federal tax purposes holds Securities, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity holds Securities, you should consult your tax advisor.

The U.S. federal income tax consequences described below are not intended to constitute a complete description of all tax consequences relating to the Offer and Merger. Security holders are urged to consult their own tax advisors to determine the tax consequences to them of, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws to, the receipt of cash and contingent value rights in exchange for Securities pursuant to the Offer or Merger.

This discussion is intended only as a general summary of the material U.S. federal income tax consequences to a holder of Securities upon the exchange of Securities for cash pursuant to the Merger. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including with respect to the federal estate, gift and other non-income tax consequences and the state, local or foreign tax consequences of such transactions.

The receipt of the cash and contingent value right consideration by a U.S. holder in exchange for Securities pursuant to the Offer or Merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, and foreign income or other tax laws).

Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Securities surrendered in the Offer or Merger exceeds one year. In general, long-term capital gain of individuals is subject to U.S. federal income tax at a maximum rate of 15%. The deductibility of capital losses is subject to limitations under the Code. The amount and character of gain or loss must be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction). The installment method of reporting any gain attributable to receipt of a contingent value right generally will not be available with respect to the sale of Shares because the Shares are traded on an established securities market.

A U.S. holder’s initial tax basis in a contingent value right will equal the fair market value of such contingent value right upon receipt. The holding period for the contingent value rights will begin on the day following the date of the merger.

There is no legal authority directly addressing the U.S. federal income tax treatment of the contingent value rights. Parent intends to treat any contingent value right payment (except to the extent of any imputed interest, as described below) for all purposes as additional consideration for the sale of Securities. Assuming that this method of reporting is correct, if a payment is made with respect to a contingent value right, a U.S. holder should recognize gain or loss equal to the difference between the amount of such payment (less any imputed interest, as described below) and the U.S. holder’s adjusted tax basis in the contingent value right. The gain should be long-term capital gain if the U.S. holder has held the contingent value right for more than one year. If no contingent value right payment is made or if the amount of any contingent value right payment made (less any imputed interest, as described below) is less than the U.S. holder’s adjusted tax basis in the contingent value right, the U.S. holder should recognize a capital loss.

Under the Code, a portion of any contingent value right payment should be treated as interest income that is ordinary income to a U.S. holder. In the event that the contingent value right payment is made, the amount of imputed interest will be calculated under Section 483 of the Code, and under that method generally should be equal to the excess of (1) the amount of the contingent value right payment over (2) the present value of such amount as of the closing of the Offer or effective time of the Merger, as applicable, discounted at the relevant applicable federal rate. The relevant applicable federal rate will be the lower of (a) the lowest applicable federal rate in effect during the three-month period ending with the month that includes the date on which the merger agreement was signed, and (b) the lowest applicable federal rate in effect during the three-month period ending with the month that includes the effective time of the merger. Under Section 483, the imputed interest is accounted for in accordance with the holder’s regular method of accounting.

As discussed above, the U.S. federal income tax treatment of the contingent value rights is unclear. Thus, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position that any contingent value right payment or a sale or exchange of a contingent value right does not attract capital gain treatment, or that a different method should be used for purposes of calculating the amount of imputed interest. If such position were sustained, all or any part of any contingent value right payment (or a payment in exchange for a contingent value right) could be treated as ordinary income and be required to be included in income prior to the receipt of any contingent value right payment.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR MERGER. HOLDERS OF SECURITES ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER OR MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE, GIFT AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

Information Reporting and Backup Withholding Tax

Payments made to a holder of Securities upon such holder’s tender of Securities for cash pursuant to the Offer or exchange of Securities for cash pursuant to the Merger will be reported to the recipient and the IRS to the extent required by the Code and applicable Treasury regulations. In addition, a noncorporate holder of Securities may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the tender of Securities pursuant to the Offer or the exchange of Securities pursuant to the Merger. Backup withholding generally will not apply, however, to a holder of Securities who (i) furnishes a correct TIN and complies with certain certification procedures (generally, by providing a properly completed Substitute Form W-9, which will be included with the applicable Letter(s) of Transmittal to be returned to the Depositary); or (ii) otherwise establishes to the satisfaction of the Depositary that such holder is exempt from backup withholding tax. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules from a payment to a holder of Securities generally will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided that such holder timely and properly furnishes the required information to the IRS.

12.   Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time prior to the Expiration Time to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect prior to the Expiration Time, including by changing the purchase price range or the aggregate purchase price limit. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 11:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRNewswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1) we make any change to (a) the price range at which we are offering to purchase shares in the Offer, (b) decrease the aggregate purchase price limit and thereby decrease the number of shares purchasable in the Offer, or (c) increase the aggregate purchase price limit and thereby increase the number of shares purchasable in the Offer by more than 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders, the Offer will be extended until the expiration of such 10 business day period.

13.   Fees and Expenses

We have retained Direct Transfer, LLC to act as our Depositary in connection with the Offer. The  Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Section 5 hereof.

14.   Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us. In any jurisdiction where the securities, "Blue Sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more requested brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer or regarding the purchase price or prices at which you may tender shares. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our Board of Directors or the Depositary